Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for the Second Quarter and Six Months Ended June 30, 2012

NARBERTH, PA--(Marketwire – August 14, 2012) - Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) ("Royal"), parent company of Royal Bank America, today announced its consolidated financial results for the second quarter and six months ended June 30, 2012.

For the three-month period ended June 30, 2012, net loss attributable to Royal was $1.95 million or 19 cents per basic and diluted common share, as compared to a net loss of $4.2 million, or 36 cents per basic and diluted common share for the three-month period ended June 30, 2011.

The $2.3 million, or 54% improvement year over year relating to the three-month periods was primarily a result of a $1.5 million decrease in the provision for loan and lease losses which was mainly related to a reduction in loan balances and an improvement in credit quality, and a $1.2 million reduction in other expenses which was partially offset by a decline in other income of $842 thousand.

The reduction in other income was comprised of a $1.1 million decline in net gains on the sale of investment securities, a $645 thousand decline in net gains on the sales of other real estate owned (“OREO”) and an increase in other than temporary impairment losses on investment securities of $478 thousand. Partially offsetting these unfavorable items was a $2.0 million increase in gains on the sales of loans and leases, which was largely due to the sale of one non-performing loan. The reduction in other expenses was related to a $1.8 million reduction in OREO impairment, which was partially offset by a legal contingency accrual of $400 thousand.

For the six-month period ended June 30, 2012, the net loss attributable to Royal was $2.8 million or 29 cents per basic and diluted common share, as compared to a net loss of $5.7 million, or 51 cents per basic and diluted common share for the six-month period ended June 30, 2011.

The $2.9 million, or 51% improvement year over year relating to the six-month periods was primarily a result of a $3.5 million decrease in the provision for loan and lease losses which was mainly related to the decline in the loan portfolio and improvement in credit quality, and an improvement in noncontrolling interest of $1.6 million which was primarily driven by losses within the tax lien subsidiaries.

This favorable change was offset by a reduction in other income of $1.5 million and lower net interest income of $816 thousand. The reduction in other income was primarily driven by a $1.2 million decrease in net gains on the sales of OREO, a $942 thousand decrease in net gains on the sales of investment securities and a $478 thousand increase in other-than-temporary impairment losses on investment securities which was related to one private equity real estate fund. Partially offsetting these unfavorable items was a $2.0 million increase in gains on the sales of loans and leases, as previously noted.

The year over year decline in net interest income was attributed to a reduction in total interest income, which was partially offset by a reduction in total interest expense. For the six months ended June 30, 2012, total interest income declined by $3.3 million, or 16.3%, year over year. The decrease was primarily driven by a decline in average loan balances of $91.5 million, or 18.2%, year over year and a decline in the yield on investments of 101 basis points mostly related to the current lower interest rate environment, which were partially offset by an increased yield of 39 basis points on loans associated with improved credit quality. This was partially offset by a decline in total interest expense of $2.5 million, or 32.2%, from the comparable period in 2011. The decline was due to an $88.8 million, or 11.4%, decline in average interest bearing liabilities relative to the comparable six month period of 2011 and a 48 basis point decline in the interest rates paid on interest bearing liabilities year over year. The Company continued to pay down maturing brokered CDs throughout 2011 and was also able to lower retail deposit costs through the re-pricing of maturing CDs at lower interest rates.

Other expenses in total remained relatively flat year over year.  Included in other expenses was a $2.0 million legal contingency accrual related to tax liens which was offset by a $2.1 million reduction in OREO impairment.

As previously disclosed, two subsidiaries of Royal Bank America, Crusader Servicing Corporation (“CSC”) and Royal Tax Lien Services (“RTLS”), were advised in 2009 that they were subjects, but not targets, of an investigation by the Department of Justice (“DOJ”) involving tax lien auctions in New Jersey. Based on recent developments, including discussions with the DOJ and in light of the guilty plea entered in February 2012 by the former President of CSC and RTLS to one count of bid rigging, Royal believes that the outcome of the investigation will result in fines and penalties being assessed against both CSC and RTLS, and has accrued $400 thousand for the quarter ended June 30, 2012 and a total of $2.0 million for the six month period ended June 30, 2012, of which $240 thousand and $1.2 million represents the Company's 60% share for the quarter and six month period ended June 30, 2012 respectively, as a reasonable estimate relating to this matter. The remaining 40% is reflected as a reduction to noncontrolling interest.  The DOJ investigation does not involve the operations of Royal Bank America.

Robert R. Tabas, Chairman and CEO, noted, "A stronger, more vibrant Royal Bank America, as envisioned in our strategic plan, is now markedly closer to fruition as once again this quarter we have demonstrated significant improvements in the following key areas.”

Continued decrease in non-performing assets

Tabas commented, “Despite the challenges of our current economy, we have been able to sustain our positive momentum in reducing troubled assets.”

Non-performing loans during the second quarter and first six months of 2012 decreased $9.1 million and $19.2 million respectively, reflecting a continuation of a trend wherein non-performing loans decreased by 56.4% and non-performing assets decreased by 46.3% since December 31, 2009.

Non-performing loans

June 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009
$32.1 million	$51.3 million	$65.8 million	$73.7 million

Non-performing assets (which includes OREO)

June 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009
$55.9 million	$72.3 million	$95.0 million	$104.0 million

Percentage of Non-Performing Assets to Total Assets

June 30, 2012	December 31, 2011	December 31, 2010
6.7%	8.5%	9.7%

Continued Strengthening of Capital Ratios

Tabas noted, “Another uptick in our capital ratios this quarter speaks to the continued improvement and inherent stability of Royal Bank America.”

Capital Ratios as reported under Regulatory Accounting Principles (RAP) for Royal Bank America

Total capital (to risk-weighted assets)
June 30, 2012	December 31, 2011	December 31, 2010
16.52%	15.04%	13.76%

Tier I capital (to risk-weighted assets)
June 30, 2012	December 31, 2011	December 31, 2010
15.24%	13.77%	12.49%

Tier I capital (to average assets, leverage)
June 30, 2012	December 31, 2011	December 31, 2010
9.37%	9.09%	8.03%

Steadily Improving Net Interest Margin

Net interest margin for the second quarter of 2012 was 3.12%, which was an improvement of 23 basis points from the comparable quarter of 2011. This represented an 80 basis points increase since a low margin mark of 2.32% at the end of second quarter of 2009. Net interest margin for the six month period ended June 30, 2012 was 3.10%, which was an improvement of 12 basis points from the comparable period of 2011.

Tabas commented, “Continued re-pricing of maturing CDs and retail deposits, which should be further improved with the introduction of new products and services, as well as the rolling off of our last brokered CD have helped bolster this margin and should provide for additional strategic flexibility moving forward.”

Recent Significant Momentum in Financial Results

Tabas noted, “A snapshot view of the past four consecutive quarters shows the significant progress we have made recently in reducing losses.  The total combined loss during this period was $5.6 million and although we clearly have much work ahead of us we believe we are generating significant momentum in several areas which will prove critical to returning our company to consistent profitability.”

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2011.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Six Months
	Ended Jun. 30th		Ended Jun. 30th
(in thousands, except for loss per common share)	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$8,423	$10,000	$17,229	$20,574
Interest Expense	2,517	3,840	5,330	7,859
Net Interest Income	5,906	6,160	11,899	12,715
Provision for Loan Losses	1,515	3,056	1,599	5,140
Net Interest Income after Provision	4,391	3,104	10,300	7,575
Non Interest Income	1,945	2,787	2,606	4,151
Non Interest Expense	8,592	9,785	16,659	16,754
Loss before Taxes	(2,256)	(3,894)	(3,753)	(5,028)
Income Taxes	0	0	0	0
Net Loss	(2,256)	(3,894)	(3,753)	(5,028)
Less Net (Loss) Income attributable to noncontrolling interest	(306)	331	(934)	708
Net Loss attributable to Royal Bancshares	$(1,950)	$(4,225)	$(2,819)	$(5,736)
Loss per common share – basic and diluted	$(0.19)	$(0.36)	$(0.29)	$(0.51)
SELECTED RATIOS:
Return on Average Assets	-0.9%	-2.0%	-0.7%	-1.4%
Return on Average Equity	-10.4%	-22.9%	-7.5%	-16.3%
Average Equity to Assets	9.0%	8.8%	9.0%	8.8%
Book Value Per Share	$2.88	$3.37	$2.88	$3.37

CONDENSED BALANCE SHEET

(in thousands)	Jun. 30, 2012	Dec. 31, 2011
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$32,418	$24,506
Investment Securities	366,276	339,018
Loans & Leases (net)	358,424	410,432
Premises and Equipment (net)	5,347	5,394
Other Real Estate Owned (net)	23,727	21,016
Accrued Interest receivable	11,871	15,463
Other Assets	32,563	32,619
Total Assets	$830,626	$848,448

Deposits	582,292	575,916
Borrowings	123,558	148,000
Other Liabilities	26,442	22,813
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	68,629	71,080
Noncontrolling Interest	3,931	4,865
Total Equity	72,560	75,945
Total Liabilities and Equity	$830,626	$848,448